EXHIBIT 12

Computation of Ratio of Earnings to Fixed Charges

(Dollars in Millions)			Three Months Ended June 30, 2018	Six Months Ended June 30, 2018
Earnings
1.	Net income attributable to U.S. Bancorp		$1,750	$3,425
2.	Applicable income taxes, including expense related to unrecognized tax positions		441	803
3.	Net income attributable to U.S. Bancorp before income taxes (1 + 2)		$2,191	$4,228
4.	Fixed charges:
	a.	Interest expense excluding interest on deposits*	$324	$602
	b.	Portion of rents representative of interest and amortization of debt expense	29	58
	c.	Fixed charges excluding interest on deposits (4a + 4b)	353	660
	d.	Interest on deposits	427	772
	e.	Fixed charges including interest on deposits (4c + 4d)	$780	$1,432
5.	Amortization of interest capitalized		$–	$–
6.	Earnings excluding interest on deposits (3 + 4c + 5)		2,544	4,888
7.	Earnings including interest on deposits (3 + 4e + 5)		2,971	5,660
8.	Fixed charges excluding interest on deposits (4c)		353	660
9.	Fixed charges including interest on deposits (4e)		780	1,432
Ratio of Earnings to Fixed Charges
10.	Excluding interest on deposits (line 6/line 8)		7.21	7.41
11.	Including interest on deposits (line 7/line 9)		3.81	3.95

*	Excludes interest expense related to unrecognized tax positions.

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(Dollars in Millions)			Three Months Ended June 30, 2018	Six Months Ended June 30, 2018
Earnings
1.	Net income attributable to U.S. Bancorp		$1,750	$3,425
2.	Applicable income taxes, including expense related to unrecognized tax positions		441	803
3.	Net income attributable to U.S. Bancorp before income taxes (1 + 2)		$2,191	$4,228
4.	Fixed charges:
	a.	Interest expense excluding interest on deposits*	$324	$602
	b.	Portion of rents representative of interest and amortization of debt expense	29	58
	c.	Fixed charges excluding interest on deposits (4a + 4b)	353	660
	d.	Interest on deposits	427	772
	e.	Fixed charges including interest on deposits (4c + 4d)	$780	$1,432
5.	Amortization of interest capitalized		$–	$–
6.	Preferred stock dividends		64	134
7.	Earnings excluding interest on deposits (3 + 4c + 5)		2,544	4,888
8.	Earnings including interest on deposits (3 + 4e + 5)		2,971	5,660
9.	Fixed charges excluding interest on deposits, and preferred stock dividends (4c+6)		417	794
10.	Fixed charges including interest on deposits, and preferred stock dividends (4e+6)		844	1,566
Ratio of Earnings to Fixed Charges and Preferred Dividends
11.	Excluding interest on deposits (line 7/line 9)		6.10	6.16
12.	Including interest on deposits (line 8/line 10)		3.52	3.61

*	Excludes interest expense related to unrecognized tax positions.

76	U.S. Bancorp